Filed pursuant to Rule 424(b)(5)

Registration No. 333-228817

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(1)
3.500% Notes due 2029	$425,000,000	$51,510
4.200% Notes due 2049	$575,000,000	$69,690

(1)	Calculated in accordance with Rule 456(b) and Rule 457(r) under the Securities Act of 1933, as amended.

Prospectus Supplement

(to Prospectus dated December 14, 2018)

$1,000,000,000

Rockwell Automation, Inc.

$425,000,000 3.500% Notes due 2029

$575,000,000 4.200% Notes due 2049

We are offering $425,000,000 of our 3.500% notes due 2029 (the “2029 notes”) and $575,000,000 of our 4.200% notes due 2049 (the “2049 notes” and, together with the 2029 notes, the “notes”).

We will pay interest on the notes on March 1 and September 1 of each year. The first payment of interest will be made on September 1, 2019. The notes will be issued only in denominations of $2,000 and higher integral multiples of $1,000.

At any time prior to the applicable redemption dates described in the next sentence, we may redeem either series of notes in whole or in part, at the applicable “make-whole” redemption price described under “Description of the Notes—Optional Redemption”. We may also redeem the 2029 notes at any time on or after December 1, 2028 (three months prior to the maturity date of the 2029 notes) and the 2049 notes at any time on or after September 1, 2048 (six months prior to the maturity date of the 2049 notes), in each case, in whole or in part, at a redemption price equal to 100% of the principal amount of the notes being redeemed, plus accrued interest.

Investing in the notes involves risks. See “Risk Factors” beginning on page S-6 to read about important factors you should consider carefully before investing in the notes.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these notes or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

	Per 2029 Note	Per 2049 Note	Total
Initial public offering price	99.666%	99.847%	$997,700,750
Underwriting discount	0.650%	0.875%	$7,793,750
Proceeds, before expenses, to Rockwell Automation, Inc.	99.016%	98.972%	$989,907,000

The initial public offering price set forth above does not include accrued interest, if any. Interest on the notes will accrue from March 1, 2019 and must be paid by the purchasers if the notes are delivered after March 1, 2019.

The underwriters expect to deliver the notes through the facilities of The Depository Trust Company and its participants, including Euroclear Bank S.A./N.V., as operator of the Euroclear System, and Clearstream Banking, société anonyme, against payment in New York, New York on or about March 1, 2019.

Joint Book-Running Managers

BofA Merrill Lynch	Goldman Sachs & Co. LLC	Wells Fargo Securities

Senior Co-Managers

BMO Capital Markets	BNY Mellon Capital Markets, LLC	Citigroup	Deutsche Bank Securities

Loop Capital Markets	PNC Capital Markets LLC	TD Securities	US Bancorp

Co-Managers

Comerica Securities	ING

Prospectus Supplement dated February 27, 2019.

Prospectus Supplement

Prospectus

Neither we nor the underwriters have authorized anyone to provide you with information that is different or in addition to that contained in or incorporated by reference in this prospectus supplement, the accompanying prospectus or in any free writing prospectus prepared by or on behalf of us or to which we have referred you. Neither we nor the underwriters take any responsibility for, and can provide no assurance as to the reliability of, any information that others may give. We and the underwriters are not making an offer to sell the notes in any jurisdiction where their offer or sale is not permitted. You should not assume that the information in this prospectus supplement, the accompanying prospectus, any such free writing prospectus or any document incorporated by reference in this prospectus supplement is accurate as of any date other than their respective dates. Our business, financial condition, results of operations and prospects may have changed since those respective dates.

References in this prospectus supplement to “Rockwell”, “we”, “us” and “our” are to Rockwell Automation, Inc. and its consolidated subsidiaries unless stated or the context otherwise requires.

ii

ABOUT THIS DOCUMENT

This document consists of two parts. The first part is this prospectus supplement, which contains specific information about the terms of the notes. The second part is the accompanying prospectus, which provides a general description of debt securities we may offer from time to time, some of which may not apply to the notes. This prospectus supplement may also add, update or change information contained in the accompanying prospectus. You should read both this prospectus supplement and the accompanying prospectus, as well as any free writing prospectus with respect to this offering, together with the additional information described under the headings “Where You Can Find More Information” and “Information Incorporated by Reference” in the accompanying prospectus. In the event the information in this prospectus supplement or any such free writing prospectus differs in any way from the information set forth in the accompanying prospectus, this prospectus supplement or such free writing prospectus, as applicable, will apply and will supersede the information in the accompanying prospectus.

FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus and the documents incorporated by reference into this prospectus supplement contain statements (including certain projections and business trends) that are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Words such as “believe”, “estimate”, “project”, “plan”, “expect”, “anticipate”, “will”, “intend” and other similar expressions may identify forward-looking statements. Actual results may differ materially from those projected as a result of certain risks and uncertainties, many of which are beyond our control, including but not limited to:

•

macroeconomic factors, including global and regional business conditions, the availability and cost of capital, commodity prices, the cyclical nature of our customers’ capital spending, sovereign debt concerns and currency exchange rates;

•	laws, regulations and governmental policies affecting our activities in the countries where we do business, including those related to tariffs, taxation, and trade controls;

•	the successful development of advanced technologies and demand for and market acceptance of new and existing hardware and software products;

•	the availability and price of components and materials;

•	the successful execution of our cost productivity initiatives;

•	the availability, effectiveness and security of our information technology systems;

•	competitive hardware and software products, solutions and services and pricing pressures, and our ability to provide high quality products, solutions and services;

•	disruptions to our distribution channels or the failure of distributors to develop and maintain capabilities to sell our products;

•	a disruption of our business due to natural disasters, pandemics, acts of war, strikes, terrorism, social unrest or other causes;

•	our ability to manage and mitigate the risk related to security vulnerabilities and breaches of our products, solutions and services;

•	intellectual property infringement claims by others and the ability to protect our intellectual property;

•	the uncertainty of claims by taxing authorities in the various jurisdictions where we do business;

•	our ability to attract, develop, and retain qualified personnel;

•	the uncertainties of litigation, including liabilities related to the safety and security of the hardware and software products, solutions and services we sell;

•	our ability to manage and mitigate the risks associated with our solutions and services businesses;

•	the successful integration and management of acquired businesses and technologies;

•	risks associated with our investment in common stock of PTC Inc., including the potential for volatility in our reported quarterly earnings associated with changes in the market value of such stock;

•	our ability to manage costs related to employee retirement and health care benefits; and

•	other risks and uncertainties, including but not limited to those detailed from time to time in our SEC filings.

These forward-looking statements reflect our beliefs as of the date of this prospectus supplement. We undertake no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

SUMMARY

This summary contains basic information about us and our offering of the notes and may not contain all the information that may be important to you. You should read the following summary together with the more detailed information contained elsewhere or incorporated by reference in this prospectus supplement and the accompanying prospectus, including the risks discussed under the heading “Risk Factors” beginning on page S-6, before making an investment decision.

The Company

We are a leader in industrial automation and information. We make our customers more productive and the world more sustainable. Our hardware and software products, solutions and services are designed to meet our customers’ needs to reduce total cost of ownership, maximize asset utilization, improve time to market and reduce enterprise business risk. We continue the business founded as the Allen-Bradley Company in 1903. The privately-owned Allen-Bradley Company was a leading North American manufacturer of industrial automation equipment when the former Rockwell International Corporation (“RIC”) purchased it in 1985. We were incorporated in Delaware in connection with a tax-free reorganization completed on December 6, 1996, pursuant to which we divested our former aerospace and defense business to The Boeing Company. In the reorganization, RIC contributed all of its businesses, other than the aerospace and defense business, to us and distributed all of our capital stock to RIC’s shareowners. Boeing then acquired RIC.

Our principal executive offices are located at 1201 South Second Street, Milwaukee, Wisconsin 53204, and our telephone number at that location is (414) 382-2000.

The Offering

Securities Offered	$425,000,000 aggregate principal amount of 3.500% notes due 2029. $575,000,000 aggregate principal amount of 4.200% notes due 2049.

Maturity Date	The 2029 notes mature on March 1, 2029 and the 2049 notes mature on March 1, 2049.

Interest Payment Dates	March 1 and September 1 of each year, commencing September 1, 2019.

Optional Redemption	At any time prior to the applicable redemption dates described in the next paragraph, at our option, we may redeem the 2029 notes and the 2049 notes, in each case, in whole or in part, at the applicable “make-whole” redemption price described under “Description of the Notes—Optional Redemption” in this prospectus supplement.

In addition, at our option, we may redeem the 2029 notes at any time on or after December 1, 2028 and the 2049 notes at any time on or after September 1, 2048, in each case, in whole or in part, at a redemption price equal to 100% of the principal amount of the notes being redeemed, plus any accrued interest on the notes being redeemed to the redemption date.

Ranking	The notes:

•	are unsecured;

•	rank equally with all existing and future unsecured and unsubordinated debt;

•	are senior to any future subordinated debt; and

•	are effectively junior to any existing and future secured debt to the extent of assets securing that debt.

Covenants	We will issue the notes under an indenture containing covenants for your benefit. These covenants require us to satisfy certain conditions in order to:

•	incur debt secured by liens;

•	engage in sale/leaseback transactions; or

•	merge or consolidate with another entity.

For a more detailed discussion of these covenants, see “Description of Debt Securities—Covenants” in the accompanying prospectus and “Description of the Notes—Limitation on Liens” in this prospectus supplement.

Change of Control Repurchase Event	Upon a change of control repurchase event, you will have the right to require us to repurchase your notes at a price equal to 101% of the principal amount of the notes repurchased plus any accrued and unpaid interest. See “Description of the Notes—Change of Control Repurchase Event” in this prospectus supplement.

Form and Denomination	The notes initially will be issued as book-entry notes in the form of global securities deposited with a custodian for The Depository Trust Company (“DTC”). The notes will be issued only in denominations of $2,000 and higher integral multiples of $1,000.

Use of Proceeds	We estimate that we will receive net proceeds from this offering of approximately $987.8 million, which we intend to use to repay outstanding commercial paper and for general corporate purposes. Net proceeds may be temporarily invested before use.

Further Issues	We may from time to time issue additional debt securities of the same tenor, coupon and other terms as the 2029 notes or the 2049 notes, so that those additional debt securities and the 2029 notes or the 2049 notes, as applicable, offered hereby will form a single series.

Risk Factors	See “Risk Factors” beginning on page S-6 to read about important factors you should consider before buying the notes.

Trustee	The Bank of New York Mellon Trust Company, N.A.

RISK FACTORS

Investing in the notes involves risks. Before making a decision to invest in the notes, you should carefully consider the following risk factors and the risks described under “Risk Factors” in Item 1A of our Annual Report on Form 10-K for the year ended September 30, 2018, filed with the SEC on November 9, 2018, which is incorporated by reference in this prospectus supplement and the accompanying prospectus, as well as the other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus. These risks are not intended as, and should not be construed as, an exhaustive list of relevant risk factors. There may be other risks that a prospective investor should consider that are relevant to the investor’s own particular circumstances or generally. Additional risks and uncertainties not presently known to us or that we presently deem less significant may also adversely affect our business, financial condition, results of operations and prospects.

Risks Relating to the Notes

We are permitted to incur more debt, which may intensify the risks associated with our current leverage, including the risk that we will be unable to service our debt.

The indenture governing the notes does not limit the amount of additional unsecured debt that we may incur. In addition, we currently maintain a five-year unsecured revolving credit facility under which we may borrow up to $1.25 billion. We can increase the aggregate amount of the banks’ commitment under this credit facility by up to $750 million, subject to the consent of the banks in the credit facility. Any indebtedness we incur under that credit facility will rank equally with the notes. If we incur additional debt, the risks associated with our leverage, including the risk that we will be unable to service our debt, will increase.

The notes are obligations of Rockwell Automation, Inc. and not of our subsidiaries, and will be structurally subordinated to the indebtedness and other liabilities of our subsidiaries.

The notes are our general unsecured obligations exclusively and not of any of our subsidiaries. A significant portion of our operations is conducted through our subsidiaries. Our subsidiaries are separate legal entities that have no obligation to pay any amounts due under the notes or to make any funds available therefor, whether by dividends, loans or other payments. Moreover, our rights to receive assets of any subsidiary upon its liquidation or reorganization, and the ability of holders of the notes to benefit indirectly therefrom, will be effectively subordinated to the claims of creditors, including trade creditors, of that subsidiary.

In addition, the indenture governing the notes does not contain any limitation on the amount of liabilities, such as trade payables, that may be incurred by our subsidiaries.

The notes will be subject to the prior claims of any secured creditors, and if a default occurs, we may not have sufficient funds to fulfill our obligations under the notes.

The notes are unsecured obligations, ranking equally with our other senior unsecured indebtedness and effectively junior to any secured indebtedness we may incur. As of December 31, 2018, we did not have any outstanding secured indebtedness, although the indenture governing the notes permits us to incur secured debt under specified circumstances. If we incur secured indebtedness, our assets securing that indebtedness will be subject to prior claims by our secured creditors. In the event of our bankruptcy, insolvency, liquidation, reorganization, dissolution or other winding up, our assets that secure indebtedness will be available to pay obligations on the notes only after all indebtedness secured by those assets has been repaid in full. Holders of the notes will participate in any remaining assets ratably with all of our other unsecured and unsubordinated creditors, including trade creditors. If there are not sufficient assets remaining to pay all these creditors, then all or a portion of the notes then outstanding would remain unpaid.

We intend to continue repurchasing our stock, which will reduce cash reserves available for repayment of the notes.

We have repurchased, and expect to continue to repurchase, our common stock in the open market or in privately negotiated transactions. These repurchases may be significant, and any repurchase would reduce cash available to repay the notes. On September 6, 2018, our board of directors authorized us to expend an additional $1.0 billion to repurchase shares of our common stock. As of December 31, 2018, $815.6 million remained available for future repurchases under the $1.0 billion share repurchase authorization approved by the board of directors on September 6, 2018.

We have made only limited covenants in the indenture governing the notes and the notes do not have the benefit of certain contractual protections found in other debt securities.

The indenture governing the notes contains limited covenants, including those restricting our ability and certain of our subsidiaries’ ability to create certain liens and enter into certain sale and leaseback transactions. The limitation on liens and limitation on sale and leaseback covenants contain exceptions that will allow us and our subsidiaries to incur liens with respect to material assets. See “Description of Debt Securities—Covenants” in the accompanying prospectus and “Description of the Notes—Limitation on Liens” in this prospectus supplement. In light of these exceptions, holders of the notes may be structurally or contractually subordinated to new lenders. In addition, the indenture and the notes do not contain any financial covenants or require us to achieve or maintain any minimum financial results relating to our financial condition or results of operations.

The provisions in the indenture and the notes relating to change of control transactions will not necessarily protect you in the event of a highly leveraged transaction.

The provisions contained in the indenture and the notes will not necessarily afford you protection in the event of a highly leveraged transaction that may adversely affect you, including a reorganization, restructuring, merger or other similar transaction involving us. These transactions may not involve a change in voting power or beneficial ownership or, even if they do, may not involve a change of the magnitude required under the definition of change of control repurchase event in the notes as described under “Description of the Notes—Change of Control Repurchase Event”. Except as described under “Description of the Notes—Change of Control Repurchase Event”, the indenture and the notes do not contain provisions that permit the holders of the notes to require us to repurchase the notes in the event of a takeover, recapitalization or similar transaction.

We may not be able to repurchase all of the notes upon a change of control repurchase event.

As described under “Description of the Notes—Change of Control Repurchase Event”, we will be required to offer to repurchase the notes upon the occurrence of a change of control repurchase event. We may not have sufficient funds to repurchase the notes in cash at that time or have the ability to arrange necessary financing on acceptable terms. In addition, the terms of our other debt agreements or applicable law may limit our ability to repurchase the notes for cash.

There are no existing markets for the notes and active trading markets for the notes may not develop. If any market develops, it may not be liquid.

The notes are a new issuance of securities and there are currently no established markets for them. We do not intend to list the notes on any national securities exchange or to seek their quotation on any automated dealer quotation system. The underwriters have advised us that they currently intend to make a market in the notes of each series following the offering, as permitted by applicable laws and regulations. However, the underwriters have no obligation to make a market in either series of notes and they may cease market-making activities at any time without notice. If active trading markets do not develop or are not maintained, holders of the notes may experience difficulty in reselling, or an inability to sell, the notes. Further, we cannot provide assurances about the liquidity of any markets that may develop for the notes, your ability to sell your notes or the prices at which you will be able to sell your notes. Any trading markets for the notes that develop and any future trading prices of the notes may be affected by many factors, including:

•	prevailing interest rates;

•	our financial condition and results of operations;

•	the then-current ratings assigned to the notes;

•	the market for similar securities;

•	the time remaining to the maturity of the notes;

•	the outstanding amount of the notes; and

•	the terms related to optional redemption of the notes.

Ratings of the notes may change after issuance and affect the market price and marketability of the notes.

We currently expect that, before they are issued, the notes will be rated by Fitch, Inc., Moody’s Investors Service, Inc. and S&P Global Ratings, a division of S&P Global, Inc. Those ratings are limited in scope, and do not address all material risks relating to an investment in the notes, but rather reflect only the view of each rating agency at the time the rating is issued. The ratings are based on current information furnished to the rating agencies by us and information obtained by the rating agencies from other sources. An explanation of the significance of a rating may be obtained from the applicable rating agency. We cannot provide assurances that the credit ratings will be issued or remain in effect or that the ratings will not be lowered, suspended or withdrawn entirely by the rating agencies. It is also possible that the ratings may be lowered in connection with future events, such as acquisitions. Actual or anticipated changes or downgrades in our credit ratings, including any announcement that our ratings are under further review for a downgrade, may adversely affect the market price or marketability of the notes and may make it more difficult or costly for us to raise capital on acceptable terms.

An increase in market interest rates could result in a decrease in the value of the notes.

In general, as market interest rates rise, notes bearing interest at a fixed rate generally decline in value because the premium, if any, over market interest rates will decline. Consequently, if you purchase notes and market interest rates rise, the market value of your notes may decline. We cannot predict the future level of market interest rates.

Optional redemptions may adversely affect your return on the notes.

We have the right to redeem some or all of the notes prior to their maturity. If prevailing interest rates are relatively lower at the time of redemption, you may not be able to reinvest the amount received upon a redemption in a comparable security at an effective interest rate as high as that of the notes.

USE OF PROCEEDS

We estimate that we will receive net proceeds from this offering of approximately $987.8 million, after deducting underwriters’ discounts and commissions and other estimated offering expenses payable by us. We intend to use some of the net proceeds from this offering to repay outstanding commercial paper. We intend to use the remaining net proceeds from this offering for general corporate purposes. Net proceeds may be temporarily invested before use.

CAPITALIZATION

The following table sets forth our capitalization as of December 31, 2018 and as adjusted to give effect to the sale of the notes in this offering and the application of the net proceeds therefrom as described under “Use of Proceeds”. You should read this table in conjunction with “Use of Proceeds” and our consolidated financial statements and related notes incorporated by reference in this prospectus supplement and the accompanying prospectus. The as adjusted information may not reflect our cash, short-term debt and capitalization in the future.

	December 31, 2018
	Actual	As Adjusted
	(in millions)
Cash and cash equivalents	$632.3	$990.1

Short-term debt	$631.3	$1.3
Long-term debt
2.050% notes due March 2020	296.1	296.1
2.875% notes due March 2025	289.9	289.9
6.70% debentures due January 2028	250.0	250.0
6.25% debentures due December 2037	250.0	250.0
5.20% debentures due January 2098	200.0	200.0
3.500% notes due March 1, 2029 offered hereby	—	425.0
4.200% notes due March 1, 2049 offered hereby	—	575.0
Unamortized discount and other	(50.6)	(62.8)

Total long-term debt	1,235.4	2,223.2

Total debt	1,866.7	2,224.5
Total shareowners’ equity	1,274.3	1,274.3

Total capitalization	$3,141.0	$3,498.8

DESCRIPTION OF THE NOTES

The following description is a summary of certain material terms of the notes and the indenture, and it does not purport to be complete. The notes will be issued under an indenture dated as of December 1, 1996 between us and The Bank of New York Mellon Trust Company, N.A. (formerly known as The Bank of New York Trust Company, N.A., as successor to Mellon Bank, N.A.), as trustee. The following description of the particular terms of the notes is qualified in its entirety by reference to the indenture. We urge you to read the indenture and the notes because they, and not this description, define your rights as a beneficial owner of the notes.

General

Each series of notes will constitute a separate series of debt securities described in the accompanying prospectus. The following table summarizes key basic terms of the notes:

	The 2029 Notes	The 2049 Notes
Initial aggregate principal amount	$425,000,000	$575,000,000
Maturity	March 1, 2029	March 1, 2049
Annual interest rate	3.500%	4.200%

The notes and any future debt securities issued under the indenture will be our unsecured and unsubordinated obligations and will rank on a parity with all of our other unsecured and unsubordinated indebtedness outstanding now or in the future. The notes will not be subject to any sinking fund provisions. The notes will be issued in book-entry form only.

Other than the protections that may otherwise be afforded holders of debt securities as a result of the operation of the covenants described under “Description of Debt Securities—Covenants” in the accompanying prospectus and “—Limitation on Liens” and “—Change of Control Repurchase Event” below, there are no covenants or other provisions that may protect holders of the notes if there is a leveraged buyout or other highly leveraged transaction involving us or any similar occurrence.

Interest

We will pay interest on the notes from March 1, 2019 semi-annually, in arrears, on March 1 and September 1 of each year, beginning September 1, 2019. Interest is payable to registered owners of the notes as of the close of business on the February 15 or August 15, as the case may be, immediately before the interest payment date. Interest will be computed on the notes on the basis of a 360-day year of twelve 30-day months. If any date on which interest is payable on the notes is not a business day, then payment of the interest payable on such date will be made on the next succeeding day that is a business day (and without any interest or other payment in respect of any such delay) with the same force and effect as if made on such interest payment date. For purposes of this prospectus supplement, a “business day” means any day, other than a Saturday or Sunday, that is not a day on which banking institutions in the Borough of Manhattan, The City of New York are authorized or required by law, regulation or executive order to close.

Optional Redemption

Each series of notes may be redeemed at any time or from time to time prior to the applicable par call date, in each case, in whole or in part, at our option, at a redemption price equal to the greater of:

•	the principal amount of the notes being redeemed, and

•

as determined by the quotation agent, the sum of the present values of the remaining scheduled payments of the notes to be redeemed that would be due if such notes matured on the applicable par call date (in each case, excluding interest accrued as of the redemption date), discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the treasury rate plus 15 basis points, in the case of the 2029 notes, and 20 basis points, in the case of the 2049 notes, plus, in either case, any accrued interest on the notes to be redeemed to the redemption date. Notice of any redemption will be mailed at least 10 days but not more than 60 days before the date of redemption to each holder of the notes to be redeemed.

Each series may be redeemed at any time or from time to time on or after the applicable par call date, in each case, in whole or in part, at our option, at a redemption price equal to 100% of the principal amount of the notes being redeemed.

For purposes of determining the optional redemption price of the notes, the following definitions will apply:

“Comparable treasury issue” means the United States Treasury security selected by the quotation agent as having a maturity comparable to the remaining term of the notes to be redeemed (assuming, for this purpose, that such notes matured on the applicable par call date) that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the notes to be redeemed.

“Comparable treasury price” means, with respect to any redemption date, (i) the average of the reference treasury dealer quotations for the redemption date, after excluding the highest and lowest reference treasury dealer quotations, or (ii) if the quotation agent obtains fewer than three reference treasury dealer quotations, the average of all reference treasury dealer quotations.

“Par call date” means, in the case of the 2029 notes, December 1, 2028, and in the case of the 2049 notes, September 1, 2048.

“Quotation agent “ means the reference treasury dealer appointed by us.

“Reference treasury dealer” means each of Goldman Sachs & Co. LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, and Wells Fargo Securities, LLC or one of their respective affiliates or successors; provided, however, that if any of the foregoing ceases to be a primary U.S. Government securities dealer in the United States (a “primary treasury dealer”), we will substitute another primary treasury dealer.

“Reference treasury dealer quotations” means, with respect to each reference treasury dealer and any redemption date, the average, as determined by us, of the bid and asked prices for the comparable treasury issue (expressed in each case as a percentage of its principal amount) quoted in writing to the quotation agent at 5:00 p.m., New York City time, on the third business day immediately preceding that redemption date.

“Remaining scheduled payments” means, with respect to the notes to be redeemed, the remaining scheduled payments of the principal of and interest on those notes that would be due after the related redemption date but for the redemption assuming, for this purpose, that such notes matured on the applicable par call date; provided, however, that if the redemption date is not an interest payment date with respect to the notes to be redeemed, the amount of the next succeeding scheduled interest payment on those notes will be reduced by the amount of interest accrued on those notes to the redemption date.

“Treasury rate” means, with respect to any redemption date, the rate per annum equal to the semi-annual equivalent yield to maturity, computed as of the third business day immediately preceding the redemption date, of the comparable treasury issue, assuming a price for the comparable treasury issue (expressed as a percentage of its principal amount) equal to the applicable comparable treasury price for the redemption date.

Unless we default in payment of the redemption price, from the redemption date, interest will stop accruing on the notes or any part of the notes called for redemption. By any redemption date, we will deposit with a paying agent (or the trustee) money sufficient to pay the redemption price of and accrued interest on the notes to be redeemed. In the event that fewer than all of the notes are to be redeemed at any time, selection of notes for redemption will be made by the trustee in compliance with the requirements governing redemptions of the principal securities exchange, if any, on which the notes are listed or if such securities exchange has no requirement governing redemption or the notes are not then listed on a securities exchange, by any method as may be required by DTC in accordance with its applicable procedures.

Limitation on Liens

The covenant described in “ Description of Debt Securities—Covenants—Limitation on Liens” in the accompanying prospectus is modified with respect to the notes such that each reference therein to “10% of our shareowners’ equity” shall be replaced with “15% of our consolidated net tangible assets”. For the purposes of this covenant, the following definition applies:

“Consolidated net tangible assets” means the total amount of our and our consolidated subsidiaries’ consolidated assets (less applicable reserves and other properly deductible items) after deducting:

•

all current liabilities, excluding any current liabilities which are by their terms extendible or renewable at the option of the obligor on the liabilities to a time more than 12 months after the time as of which the amount of current liabilities is being computed; and

•

all goodwill, trade names, trademarks, patents and other like intangibles, all as set forth on our and our restricted subsidiaries’ most recent consolidated balance sheet and computed in accordance with accounting principles generally accepted in the United States of America.

Change of Control Repurchase Event

If a change of control repurchase event occurs, unless we have exercised our right to redeem the notes as described above under “—Optional Redemption”, you will have the right to require us to repurchase all or any part (in integral multiples of $1,000) of your notes at a repurchase price in cash equal to 101% of the aggregate principal amount of the applicable series of notes repurchased plus any accrued and unpaid interest on the notes repurchased to, but not including, the date of repurchase.

Within 30 days following any change of control repurchase event or, at our option, before any change of control, but after the public announcement of the change of control, we will mail a notice to you describing the transaction or transactions that constitute or may constitute the change of control repurchase event and offering to repurchase the applicable series of notes on the repurchase date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date the notice is mailed. The notice will, if mailed before the date of consummation of the change of control, state that the offer to purchase is conditioned on a change of control repurchase event occurring by the repurchase date specified in the notice.

We will comply with the requirements of Rule 14e-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and any other securities laws and regulations to the extent those laws and regulations apply to the repurchase of the notes as a result of a change of control repurchase event. To the extent that the provisions of any securities laws or regulations conflict with the change of control repurchase event provisions of the notes, we will comply with the applicable securities laws and regulations and will not be deemed to have breached our obligations under the change of control repurchase event provisions of the notes by complying with those securities laws or regulations or because of such conflicts.

On the repurchase date following a change of control repurchase event, we will, to the extent lawful:

•	accept for payment all the notes properly tendered pursuant to our offer;

•	deposit with the paying agent the aggregate purchase price for all the notes properly tendered; and

•	deliver to the trustee for cancellation the notes properly accepted, together with an officers’ certificate stating the aggregate principal amount of each series of notes being purchased by us.

For purposes of the foregoing discussion of a repurchase at the option of holders upon the occurrence of a change of control repurchase event, the following definitions apply:

“Change of control repurchase event” means the occurrence of both a change of control and a below investment grade rating event.

“Below investment grade rating event” means the applicable series of notes are rated below an investment grade rating by each of the rating agencies on any date from the date of the public notice of an arrangement that could result in a change of control until the end of the 60-day period following public notice of the occurrence of the change of control (which 60-day period will be extended so long as the rating of the applicable series of notes is under publicly announced consideration for possible downgrade by any of the rating agencies); provided, however, that a below investment grade rating event otherwise arising by virtue of a particular reduction in rating will not be deemed to have occurred in respect of a particular change of control (and thus will not be deemed a below investment grade rating event for purposes of the definition of change of control repurchase event) if the rating agencies making the reduction in rating to which this definition would otherwise apply do not announce or publicly confirm or inform the trustee in writing at its request that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable change of control (whether or not the applicable change of control will have occurred at the time of the below investment grade rating event).

“Change of control” means any of the following:

•

the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of ours and our subsidiaries taken as a whole to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) other than us or our subsidiaries;

•	the adoption of a plan relating to our liquidation or dissolution; or

•

the consummation of any transaction (such as any merger or consolidation) the result of which is that any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) or group of persons, other than us or our subsidiaries, becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 of the Exchange Act), directly or indirectly, of more than 50% of the combined voting power of our voting stock or other voting stock into which our voting stock is reclassified, consolidated, exchanged or changed, measured by voting power rather than number of shares.

“Fitch” means Fitch, Inc. and its successors.

“Investment grade” means a rating equal to or higher than BBB- (or the equivalent) by Fitch, Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, or the equivalent investment grade credit rating from any other rating agency selected by us.

“Moody’s” means Moody’s Investors Service, Inc. and its successors.

“Rating agency” means (1) each of Fitch, Moody’s and S&P; and (2) if any of Fitch, Moody’s or S&P ceases to rate any series of notes or fails to make a rating of any series of notes publicly available for reasons outside of our control, a “nationally recognized statistical rating organization” within the meaning of Rule 15c3-l(c)(2)(vi)(F) under the Exchange Act, selected by us (as certified by a resolution of our board of directors) as a replacement agency for Fitch, Moody’s or S&P.

“S&P” means S&P Global Ratings, a division of S&P Global, Inc., and its successors.

“Voting stock” of any specified person means the capital stock of the person then outstanding that is entitled to vote generally in the election of the board of directors or similar governing body.

Defeasance

The provisions of the indenture relating to defeasance described under “Description of Debt Securities—Defeasance and Covenant Defeasance” in the accompanying prospectus apply to the notes.

Further Issues

We may from time to time, without notice to or consent of the holders of the notes, issue additional debt securities under the indenture of the same tenor, coupon and other terms as the 2029 notes or the 2049 notes, so that those additional debt securities and the 2029 notes or the 2049 notes, as applicable, offered hereby will form a single series of debt securities under the indenture; provided, however, that if the additional debt securities are not fungible with the 2029 notes or 2049 notes, as applicable, for U.S. federal income tax purposes, the additional debt securities will have a separate CUSIP number. We refer to this additional issuance of debt securities as a “further issue”.

Purchasers of the 2029 notes and the 2049 notes we are offering, after the date of any further issue, will not be able to differentiate between the notes sold as part of the further issue and previously issued notes (subject to the proviso in the preceding paragraph).

Book-Entry System

Each series of notes will be initially issued in global form, and definitive certificated notes will not be issued except in the limited circumstances described below. One or more fully registered global certificates representing the notes (the “global securities”) will be issued for the notes of each series, in the aggregate principal amount thereof, and will be deposited with or on behalf of DTC, as depositary, and registered in the name of Cede & Co., as DTC’s nominee. The provisions set forth under “Description of Debt Securities—Global Securities” in the accompanying prospectus will apply to the notes.

Investors may elect to hold interests in the global securities through:

•	DTC in the United States; or

•	in Europe, (i) Clearstream Banking, société anonyme (“Clearstream”), or (ii) Euroclear Bank S.A./N.V., as operator of the Euroclear System (“Euroclear”),

if they are participants in those systems, or indirectly through organizations that are participants in those systems. Clearstream and Euroclear will hold interests on behalf of their participants through customers’ securities accounts in Clearstream’s and Euroclear’s names on the books of their respective depositaries, which in turn will hold such interests in customers’ securities accounts in the depositaries’ names on the books of DTC. Citibank, N.A. currently acts as U.S. depositary for Clearstream and JPMorgan Chase Bank currently acts as U.S. depositary for Euroclear (in such capacities, the “U.S. depositaries”).

DTC

DTC advises that it is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants (“DTC participants”) deposit with DTC. DTC also facilitates the settlement among DTC participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in DTC participants’ accounts, thereby eliminating the need for physical movement of securities certificates. Direct DTC participants include securities brokers and dealers (including the underwriters), banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to others such as securities brokers and dealers, banks and trust companies that clear transactions through or maintain a custodial relationship with a direct DTC participant, either directly or indirectly. Investors who are not participants may beneficially own securities held by or on behalf of DTC only through direct or indirect DTC participants. The rules applicable to DTC and DTC participants are on file with the Securities and Exchange Commission.

Clearstream

Clearstream advises that it is incorporated under Luxembourg law as a professional depositary. Clearstream holds securities for its participating organizations (“Clearstream participants”) and facilitates the clearance and settlement of securities transactions between Clearstream participants through electronic book-entry changes in accounts of Clearstream participants, thereby eliminating the need for physical movement of certificates. Clearstream provides to Clearstream participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries. Clearstream is subject to regulation by the Commission de Surveillance du Secteur Financier. Clearstream participants are recognized financial institutions around the world, including securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations and may include the underwriters. Indirect access to Clearstream is also available to other institutions, such as banks, brokers, dealers and trust companies, that clear transactions through or maintain a custodial relationship with a Clearstream participant, either directly or indirectly.

Distributions with respect to interests in the notes held beneficially through Clearstream will be credited to cash accounts of Clearstream participants in accordance with its rules and procedures, to the extent received by the U.S. depositary for Clearstream.

Euroclear

Euroclear advises that it was created in 1968 to hold securities for participants of Euroclear (“Euroclear participants”) and to clear and settle transactions between Euroclear participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear provides various other services, including securities lending and borrowing and interfaces with domestic markets in several countries. Euroclear is operated by Euroclear Bank S.A./N.V. (the “Euroclear operator”), under contract with Euroclear Clearance Systems S.C., a Belgian cooperative corporation (the “cooperative”). All operations are conducted by the Euroclear operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear operator, not the cooperative. The cooperative establishes policy for Euroclear on behalf of Euroclear participants. Euroclear participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters. Indirect access to Euroclear is also available to other firms that clear transactions through or maintain a custodial relationship with a Euroclear participant, either directly or indirectly.

Securities clearance accounts and cash accounts with the Euroclear operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law (the “terms and conditions”). The terms and conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear operator acts under the terms and conditions only on behalf of Euroclear participants, and has no record of or relationship with persons holding through Euroclear participants.

Distributions with respect to the notes held beneficially through Euroclear will be credited to the cash accounts of Euroclear participants in accordance with the terms and conditions of Euroclear, to the extent received by the U.S. depositary for Euroclear.

Book-Entry System Procedures

Purchases of notes under DTC’s system must be made by or through direct DTC participants, which will receive a credit for those notes on DTC’s records. The ownership interest of the actual purchasers of the notes represented by a global security, who are the beneficial owners of the notes, is in turn to be recorded on the direct and indirect DTC participants’ records. Beneficial owners will not receive written confirmation from DTC of their purchase, but beneficial owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the direct or indirect DTC participants through which the beneficial owners entered into the transaction. Transfers of ownership interests in any global security representing notes are to be accomplished by entries made on the books of DTC participants acting on behalf of beneficial owners. Beneficial owners of any global security representing notes will not receive notes in definitive form representing their ownership interests in the notes, except in the event that use of the book-entry system for the notes is discontinued or certain other events described herein occur.

The deposit of global securities with or on behalf of DTC and their registration in the name of Cede & Co. effect no change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the global securities representing the notes. DTC’s records reflect only the identity of the direct DTC participants to whose accounts such notes are credited, which may or may not be the beneficial owners. DTC participants are responsible for keeping account of their holdings on behalf of their customers.

The laws of some jurisdictions require that certain purchasers of securities take physical delivery of securities in definitive form. Those laws may impair the ability to transfer beneficial interests in a global security.

Conveyance of notices and other communications by DTC to direct DTC participants, by direct DTC participants to indirect DTC participants, and by direct DTC participants and indirect DTC participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements that may be in effect from time to time. Redemption notices will be sent to DTC. If less than all of the notes are being redeemed, DTC’s practice is to determine by lot the interest of each DTC participant in the notes to be redeemed.

Neither DTC nor Cede & Co. will itself consent or vote with respect to the global securities representing the notes. Under its usual procedures, DTC would mail an omnibus proxy to us as soon as possible after the applicable record date. The omnibus proxy assigns Cede & Co.’s consenting or voting rights to those direct DTC participants to whose accounts the notes are credited on the applicable record date (identified in a listing attached to the omnibus proxy).

Principal and interest payments on the global securities representing the notes will be made to Cede & Co., as nominee of DTC. DTC’s practice is to credit direct DTC participants’ accounts on the applicable payment date in accordance with their respective holdings shown on DTC’s records unless DTC has reason to believe that it will not receive payment on that date. Payments by DTC participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the account of customers registered in “street name,” and will be the responsibility of those DTC participants and not of DTC, the trustee or us, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal and interest to Cede & Co. is our responsibility or the responsibility of the trustee, disbursement of those payments to direct DTC participants will be the responsibility of DTC, and disbursement of such payments to the beneficial owners will be the responsibility of direct and indirect DTC participants. Neither we nor the trustee will have any responsibility or liability for the disbursements of payments in respect of ownership interests in the notes by DTC or the direct or indirect DTC participants or for maintaining or reviewing any records of DTC or the direct or indirect DTC participants relating to ownership interests in the notes or the disbursement of payments in respect of the notes.

DTC may discontinue providing its services as securities depositary with respect to the notes at any time by giving reasonable notice to us or the trustee. If that occurs and a successor securities depositary is not obtained, notes in definitive form are required to be printed and delivered. Additionally, we may decide to discontinue use of a system of book-entry transfers through DTC (or a successor securities depositary). In that event, notes in definitive form will be printed and delivered.

The information in this section concerning DTC, Clearstream and Euroclear and DTC’s book-entry system has been obtained from sources that we believe to be reliable and we do not take any responsibility for its accuracy. This information is subject to any changes to the arrangements between or among us, DTC, Clearstream and Euroclear and any changes to procedures that may be instituted unilaterally by DTC, Clearstream or Euroclear. We will not have any responsibility for the performance by DTC, Clearstream, Euroclear or their respective participants under the rules and procedures governing them.

Global Clearance and Settlement Procedures

Initial settlement for the notes will be made in immediately available funds. Secondary market trading between DTC participants will occur in the ordinary way in accordance with DTC’s rules and will be settled in immediately available funds using the depositary’s Same-Day Funds Settlement System. Secondary market trading between Clearstream participants or Euroclear participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream and Euroclear.

Cross-market transfers between persons holding directly or indirectly through DTC, on the one hand, and directly or indirectly through Clearstream participants or Euroclear participants, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of the relevant European international clearing system by its U.S. depositary. However, these cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). If the transaction meets its settlement requirements, the relevant European international clearing system will deliver instructions to its U.S. depositary to take action to effect final settlement on its behalf by delivering or receiving notes in DTC and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream participants and Euroclear participants may not deliver instructions directly to DTC.

Because of time-zone differences, credits of notes received in Clearstream or Euroclear as a result of a transaction with a DTC participant will be made during subsequent securities settlement processing and will be credited the business day following the DTC settlement date. Such credits or any transactions in the notes settled during such processing will be reported to the relevant Euroclear participant or Clearstream participant on that business day. Cash received in Clearstream or Euroclear as a result of sales of notes by or through a Clearstream participant or a Euroclear participant to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement in DTC.

Although DTC, Clearstream and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of beneficial interests in the notes among participants of DTC, Clearstream and Euroclear, they are under no obligation to perform or continue to perform such procedures and such procedures may be discontinued at any time.

The information in this section concerning DTC, its book-entry system, Clearstream and Euroclear and their respective systems has been obtained from sources that we believe to be reliable, but we have not attempted to verify the accuracy of this information. We make no representation as to the accuracy or completeness of this information.

MATERIAL U.S. FEDERAL TAX CONSIDERATIONS

The following summary describes the material United States federal income and estate tax consequences of buying, owning and disposing of the notes by beneficial owners of the notes. We have based this summary on the provisions of the Internal Revenue Code of 1986, as amended to the date hereof (the “Code”), administrative pronouncements, judicial decisions and final, temporary and proposed Treasury Regulations, changes to any of which subsequent to the date of this prospectus supplement may affect the tax consequences described herein (possibly with retroactive effect). The summary below is limited to initial beneficial owners who hold the notes as capital assets (generally, property held for investment) and who purchase the notes at their “issue price” (as defined below).

For purposes of this discussion, a “United States Holder” means a beneficial owner of a note other than a partnership that is, or is treated as, for United States federal income tax purposes:

•	a citizen or individual resident of the United States;

•

a corporation, or other entity taxable as a corporation for United States federal income tax purposes, created or organized in or under the laws of the United States or of any political subdivision thereof;

•	an estate whose income is subject to United States federal income tax on a net basis with respect to its worldwide income; or

•

a trust if (i) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States fiduciaries have the authority to control all substantial decisions of the trust or (ii) the trust has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person.

A “Non-United States Holder” means a beneficial owner of a note that is not a partnership and that is not a United States Holder.

If a partnership (including any entity treated as a partnership or other pass through entity for United States federal income tax purposes) is a holder of a note, the United States federal income tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership. Such persons should consult their own tax advisors as to the particular United States federal income tax consequences to them.

This summary does not discuss the particular United States federal income tax consequences that may be relevant to a holder in light of such holder’s particular circumstances or if such holder is subject to special rules under United States federal income tax laws. Special rules apply, for example, to:

•	some financial institutions;

•	insurance companies;

•	tax-exempt organizations;

•	brokers or dealers in securities or foreign currencies;

•	persons holding securities as part of a hedge, straddle or integrated transaction;

•	United States Holders whose functional currency is not the United States dollar;

•	United States expatriates;

•	persons required under Section 451(b) of the Code to conform the timing of income accruals with respect to the notes to their financial statements; or

•	persons subject to the alternative minimum tax.

This discussion does not address the tax consequences to Non-United States Holders that are subject to United States federal income tax on a net basis on income realized with respect to a note because such income is effectively connected with the conduct of a United States trade or business. Such holders are generally taxed in a similar manner to United States Holders; although certain special rules apply.

Prospective investors are advised to consult their own tax advisors with respect to the application of the U.S. federal income tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

United States Federal Tax Consequences to United States Holders

Payments of Interest

Interest paid on a note generally will be taxable to a United States Holder as ordinary interest income at the time it accrues or is received, in accordance with the United States Holder’s method of accounting for United States federal income tax purposes. If the stated redemption price at maturity of a note exceeds the issue price of such note by more than a de minimis amount (as explained below), such note will be deemed to have original issue discount (“OID”). The “issue price” of a note will be the first price at which a substantial amount of the notes is sold to the public (i.e., excluding sales to any agent, wholesaler or similar person), and the “stated redemption price at maturity” of a note is its principal amount. However, a note will not be deemed to have OID if its stated redemption price at maturity exceeds its issue price by less than a de minimis amount equal to one-fourth of one percent (0.25%) of its stated redemption price at maturity, multiplied by the number of full years to its maturity. If a note meets this de minimis exception, a United States Holder of that note is generally required to include the de minimis OID amount in income (as capital gain), as principal payments are made on the note, unless the United States Holder elects to apply the constant yield method that otherwise applies to an instrument with more than de minimis OID. If the OID on a note is more than de minimis, a United States Holder will be required to include the OID in income for United States federal income tax purposes as it accrues, in accordance with a constant yield method based on interest compounding and in advance of the cash payments attributable to the income. Since the issue price of the notes is expected to be at par or within the de minimis exception, it is expected, and the rest of this disclosure assumes, that the notes should not be considered to have OID.

In certain circumstances (i.e., optional redemption or the exercise of the change of control put), we may pay amounts in excess of stated interest or principal on the notes or pay amounts other than stated interest prior to maturity of the notes. The potential to make such payments may implicate the provisions of United States Treasury Regulations relating to “contingent payment debt instruments.” If the notes were deemed to be contingent payment debt instruments, a United States Holder might be required to accrue income on the holder’s notes in excess of stated interest, and would be required to treat as ordinary income, rather than capital gain, any gain realized on the taxable disposition of a note before the resolution of the contingencies. Under the applicable United States Treasury Regulations, the possibility that we may pay such excess amounts in the event of an optional redemption will not result in the notes being deemed to be contingent payment debt instruments. Under the applicable United States Treasury Regulations, the possibility that we may pay such excess amounts upon exercise of a change of control put will not cause the notes to be treated as contingent payment debt instruments if there is only a remote chance as of the date the notes were issued that such payments will be made. We believe that the likelihood that we will be obligated to make any such change of control put payments is remote. Therefore, we do not intend to treat the notes as subject to the contingent payment debt rules. Our determination is binding on a United States Holder unless such holder discloses its contrary position to the Internal Revenue Service (“IRS”) in the manner required by applicable United States Treasury Regulations. Our determination is not, however, binding on the IRS, and if the IRS were to challenge this determination, the tax consequences to a holder could differ materially and adversely from those discussed herein. In the event such a contingency were to occur, it would affect the amount and timing of the income recognized by a United States Holder. The remainder of this disclosure assumes that the notes will not be treated as contingent payment debt instruments.

Sale, Exchange or Retirement of the Notes

Upon the sale, exchange, retirement or other taxable disposition of a note, a United States Holder generally will recognize taxable gain or loss equal to the difference, if any, between (i) the sum of the cash plus the fair market value of all other property received on the sale, exchange, retirement or other disposition and (ii) the United States Holder’s adjusted tax basis in the note. A United States Holder’s adjusted tax basis in a note will equal the cost of the note to the United States Holder and increased by any de minimis OID previously included in income under the election described above under “—Payments of Interest.” For these purposes, the amount realized does not include any amount attributable to accrued but unpaid interest. Amounts attributable to accrued but unpaid interest are treated as interest as described under “—Payments of Interest” above.

Gain or loss recognized on the sale, exchange, retirement or other disposition of a note will generally be capital gain or loss and will be long-term capital gain or loss if at the time of sale, exchange, retirement or other disposition the note has been held for more than one year. Long-term capital gains of non-corporate holders are eligible for reduced rates of taxation. For corporate holders, all capital gains are currently subject to U.S. federal income tax at the same rate. The deductibility of any capital losses is subject to limitations.

Backup Withholding and Information Reporting

A United States Holder generally will be subject to United States backup withholding at the applicable rate with respect to interest, principal or redemption premium, if any, paid on a note, and the proceeds from the sale, exchange, retirement or other disposition of a note, if the United States Holder fails to provide its taxpayer identification number to the paying agent and comply with certain certification procedures or otherwise establish an exemption from backup withholding. In addition, the payments of interest, principal, or redemption premium to, and the proceeds of a sale, exchange, retirement or other disposition by, a United States Holder that is not an “exempt recipient” generally will be subject to information reporting requirements. The amount of any backup withholding from a payment to a United States Holder will be allowed as a credit against the United States Holder’s United States federal income tax liability and may entitle the United States Holder to a refund, provided that the required information is timely furnished to the IRS.

United States Federal Tax Consequences to Non-United States Holders

Payments of Interest

Subject to the discussion below concerning backup withholding, interest paid on a note to a Non-United States Holder that is not engaged in a trade or business in the United States generally will not be subject to United States federal income or withholding tax provided that:

•	the Non-United States Holder does not own, actually or constructively, 10 percent or more of the total combined voting power of all classes of our stock entitled to vote;

•	the Non-United States Holder is not a controlled foreign corporation related, directly or indirectly, to us through stock ownership;

•	the Non-United States Holder is not a bank receiving certain types of interest; and

•	either

•

the Non-United States Holder certifies under penalties of perjury on IRS Form W-8BEN or W-8BEN-E as applicable (or a suitable substitute form) that it is not a United States person as defined in the Internal Revenue Code, and provides its name and address, or

•

a securities clearing organization, bank, or other financial institution that holds customers’ securities in the ordinary course of its trade or business and holds the securities on behalf of the Non-United States Holder certifies under penalties of perjury that such a statement has been received from the Non-United States Holder and furnishes a copy to us.

Interest paid to a Non-United States Holder that is not engaged in a trade or business in the United States and does not satisfy the conditions described above will be subject to United States withholding tax at a rate of 30 percent, unless an income tax treaty applies to reduce or eliminate withholding and the Non-United States Holder provides us with a properly executed IRS Form W-8BEN or W-8BEN-E as applicable (or suitable substitute form) claiming the exemption or reduction in withholding.

Sale, Exchange or Retirement of the Notes

Subject to the discussion below concerning backup withholding, any gain realized by a Non-United States Holder that is not engaged in a trade or business in the United States on the sale, exchange, retirement or other disposition of a note generally will not be subject to United States federal income tax unless the Non-United States Holder is an individual who is present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are met. For these purposes, the amount realized does not include any amount attributable to accrued but unpaid interest. Amounts attributable to accrued but unpaid interest are treated as interest as described under “—Payments of Interest” above.

Backup Withholding and Information Reporting

Information returns will be filed with the IRS in connection with payments of interest on the notes. Unless the Non-United States Holder complies with certification procedures to establish that it is not a United States person, information returns may be filed with the IRS in connection with any payment of proceeds from a sale or other disposition of a note and the Non-United States Holder may be subject to United States backup withholding on payments on the note or on the proceeds from a sale or other disposition of the note. The certification procedures required to claim the exemption from withholding tax on interest described above will satisfy the certification requirements necessary to avoid backup withholding as well. The amount of any backup withholding from a payment to a Non-United States Holder will be allowed as a credit against the Non-United States Holder’s United States federal income tax liability and may entitle the Non-United States Holder to a refund, provided that the required information is timely furnished to the IRS.

Estate Tax

Subject to benefits provided by an applicable estate tax treaty, a note held by an individual who at the time of death is not a citizen or resident of the United States (as specifically defined for United States federal estate tax purposes) may be subject to United States federal estate tax upon the individual’s death unless, at such time:

•	the individual does not own, actually or constructively, 10 percent or more of the total combined voting power of all classes of our stock entitled to vote; and

•	the income on the note is not effectively connected to the conduct by such individual of a trade or business in the United States.

Medicare Tax on Investment Income

A 3.8 percent Medicare tax is generally imposed with respect to “net investment income” above a certain threshold of certain United States citizens and residents, and on the undistributed “net investment income” of certain estates and trusts. Among other things, net investment income generally includes gross income from interest on, and net gains from the disposition of the notes, less certain deductions. Holders are urged to consult their tax advisors with respect to the tax consequences of this legislation.

Foreign Account Tax Compliance

The Foreign Account Tax Compliance Act (“FATCA”) imposes a withholding tax of 30% on interest income from and the gross proceeds from a disposition of debt instruments issued by U.S. persons, paid to certain foreign entities unless various information reporting and diligence requirements are satisfied. Under recently proposed regulations, which state that taxpayers may rely on the proposed regulations until final regulations are issued, this withholding tax will not apply to the gross proceeds from any sale, exchange or retirement of the notes. FATCA would generally apply in the case of such debt instruments held through intermediaries that do not agree to satisfy such diligence and information reporting requirements. Foreign entities located in jurisdictions that have entered into an intergovernmental agreement with the United States governing FATCA may be subject to different rules. Holders should consult their tax advisors regarding the possible implications of FATCA on their ownership and disposition of the notes.

UNDERWRITING

We and Goldman Sachs & Co. LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Wells Fargo Securities, LLC, the representatives for the underwriters for the offering named below, have entered into an underwriting agreement with respect to the notes. Subject to certain conditions, each underwriter has severally agreed to purchase the principal amount of notes indicated in the following table.

Underwriter	Principal Amount of 2029 Notes	Principal Amount of 2049 Notes
Goldman Sachs & Co. LLC	$106,250,000	$143,750,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated	$106,250,000	$143,750,000
Wells Fargo Securities, LLC	$106,250,000	$143,750,000
BMO Capital Markets Corp.	$11,730,000	$15,755,000
BNY Mellon Capital Markets, LLC	$11,645,000	$15,870,000
Citigroup Global Markets Inc.	$11,730,000	$15,755,000
Deutsche Bank Securities Inc.	$11,730,000	$15,755,000
Loop Capital Markets LLC	$11,645,000	$15,870,000
PNC Capital Markets LLC	$11,730,000	$15,755,000
TD Securities (USA) LLC	$11,645,000	$15,870,000
U.S. Bancorp Investments, Inc.	$11,645,000	$15,870,000
Comerica Securities, Inc.	$6,375,000	$8,625,000
ING Financial Markets LLC	$6,375,000	$8,625,000

Total	$425,000,000	$575,000,000

The underwriters are committed to take and pay for all of the notes being offered, if any are taken.

We have been advised by the underwriters that notes sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus supplement and that any notes sold by the underwriters to securities dealers may be sold at a discount from the initial public offering price of up to 0.400% of the principal amount in the case of the 2029 notes and 0.500% of the principal amount in the case of the 2049 notes. Any of those securities dealers may resell any notes purchased from the underwriters to certain other brokers or dealers at a discount from the initial public offering price of up to 0.250% of the principal amount in the case of the 2029 notes and 0.350% of the principal amount in the case of the 2049 notes. If all the notes are not sold at the initial offering price, the underwriters may change the offering prices and the other selling terms. The offering of the notes by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

The notes are new issues of securities with no established trading markets. We have been advised by the underwriters that the underwriters intend to make markets in the notes but are not obligated to do so and may discontinue market-making at any time without notice. No assurance can be given as to the liquidity of the trading market for the notes.

In connection with the offering, the underwriters may purchase and sell notes in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of notes than they are required to purchase in the offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the notes while the offering is in progress.

The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased notes sold by or for the account of that underwriter in stabilizing or short-covering transactions.

These activities by the underwriters, as well as other purchases by the underwriters for their own accounts, may stabilize, maintain or otherwise affect the market prices of the notes. As a result, the prices of the notes may be higher than the prices that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected in the over-the-counter market or otherwise.

We estimate that our share of the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $2.1 million.

We have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory, commercial banking and investment banking services for us, for which they received or will receive customary fees and expenses. Certain affiliates of the underwriters are lenders under our credit facilities.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. If any of the underwriters or their affiliates have a lending relationship with us, certain of those underwriters or their affiliates routinely hedge, and certain other of those underwriters or their affiliates may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, these underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the notes offered hereby. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Selling Restrictions

European Economic Area

The notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or (ii) a customer within the meaning of Directive 2002/92/EC (as amended, the “Insurance Mediation Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Directive 2003/71/EC (as amended, the “Prospectus Directive”). Consequently no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation. This prospectus supplement has been prepared on the basis that any offer of notes in any Member State of the EEA will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus for offers of notes. This prospectus supplement is not a prospectus for the purposes of the Prospectus Directive.

United Kingdom

In addition, in the United Kingdom, this document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are “qualified investors” (as defined in the Prospectus Directive) (i) who have professional experience in matters relating to investments falling within Article 19 (5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”) and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). This document must not be acted on or relied on in the United Kingdom by persons who are not relevant persons. In the United Kingdom, any investment or investment activity to which this document relates is only available to, and will be engaged in with, relevant persons.

Hong Kong

The notes may not be offered or sold in Hong Kong by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong) and no advertisement, invitation or document relating to the notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Japan

The notes offered in this prospectus supplement have not been registered under the Securities and Exchange Law of Japan. The notes have not been offered or sold and will not be offered or sold, directly or indirectly, in Japan or to or for the account of any resident of Japan, except (i) pursuant to an exemption from the registration requirements of the Securities and Exchange Law and (ii) in compliance with any other applicable requirements of Japanese law.

Singapore

Each underwriter has acknowledged that this prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, each underwriter has advised us that it has not offered or sold any notes or caused the notes to be made the subject of an invitation for subscription or purchase and will not offer or sell any notes or cause the notes to be made the subject of an invitation for subscription or purchase, and has not circulated or distributed, nor will it circulate or distribute, this prospectus supplement or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes whether directly or indirectly, to any person in Singapore other than (i) to an institutional investor (as defined in Section 4A of the Securities and Futures Act (Chapter 289) of Singapore, as modified or amended from time to time (the “SFA”)) pursuant to Section 274 of the SFA, (ii) to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

•

a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

•	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

securities or securities-based derivatives contracts (each term as defined in Section 2(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the notes pursuant to an offer made under Section 275 of the SFA except

•

to an institutional investor under Section 274 of the SFA or to a relevant person, or to any person arising from an offer referred to in Section 275(1A) (in the case of that corporation) or Section 276(4)(i)(B) (in the case of that trust) of the SFA;

•	where no consideration is or will be given for the transfer;

•	where the transfer is by operation of law; or

•	as specified in Section 276(7) of the SFA.

Singapore SFA Product Classification—Solely for the purposes of its obligations pursuant to sections 309B(1)(a) and 309B(1)(c) of the SFA, the Company has determined, and hereby notifies all relevant persons (as defined in Section 309A of the SFA) that the notes are “prescribed capital markets products” (as defined in the Securities and Futures (Capital Markets Products) Regulations 2018) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

Canada

The notes may be sold only to purchasers in the provinces of Alberta, British Columbia, New Brunswick, Nova Scotia, Ontario, Prince Edward Island and Quebec purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31- 103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement or the accompanying prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 (or, in the case of securities issued or guaranteed by the government of a non-Canadian jurisdiction, section 3A.4) of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

VALIDITY OF THE NOTES

The validity of the debt securities offered by this prospectus supplement and the accompanying prospectus has been passed on for us by Norton Rose Fulbright US LLP, 1301 Avenue of the Americas, New York, New York 10019, and for the underwriters by Davis Polk & Wardwell LLP, 450 Lexington Avenue, New York, New York 10017.

PROSPECTUS

Rockwell Automation, Inc.

Debt Securities

We may, from time to time, offer to sell debt securities in one or more offerings. This prospectus describes some of the general terms and conditions of these securities and the general manner in which we will offer them. We will provide the specific terms and conditions of these securities, including their offering prices, in prospectus supplements to this prospectus. The prospectus supplements will also describe the specific manner in which we will offer these securities and may also supplement, update or amend information contained in this prospectus. You should read this prospectus and the applicable prospectus supplements carefully before making a decision to invest in our debt securities.

We may offer and sell these debt securities directly, through one or more agents, dealers or underwriters as designated from time to time, or through a combination of these methods, on a continuous or delayed basis. We reserve the sole right to accept, and together with any agents, dealers and underwriters, reserve the right to reject, in whole or in part, any proposed purchase of debt securities. If any agents, dealers or underwriters are involved in the sale of any debt securities, the applicable prospectus supplement will set forth their names and any applicable commissions or discounts. Our net proceeds from the sale of debt securities also will be set forth in the applicable prospectus supplement.

Investing in our debt securities involves certain risks. You should carefully consider the risks described under “Item 1A. Risk Factors” in our Annual Report on Form 10-K for the year ended September 30, 2018, which is incorporated by reference in this prospectus, as well as other information contained or incorporated by reference in this prospectus or the applicable prospectus supplement before making a decision to invest in these debt securities. See “Risk Factors” on page 4 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these debt securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

This prospectus may not be used to sell debt securities unless accompanied by a prospectus supplement.

The date of this prospectus is December 14, 2018

Prospectus

You should rely only on the information contained in or incorporated by reference in this prospectus and in any applicable prospectus supplement. In the event the information set forth in a prospectus supplement differs in any way from the information set forth in this prospectus, you should rely on the information set forth in the prospectus supplement. We have not authorized anyone to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it. We are not making an offer to sell these debt securities in any jurisdiction where their offer or sale is not permitted. You should not assume that the information in this prospectus or any applicable prospectus supplement is accurate as of any date other than the date of the document. Our business, financial condition, results of operations and prospects may have changed since that date.

References in this prospectus to “Rockwell”, “we”, “us” and “our” are to Rockwell Automation, Inc. and its consolidated subsidiaries, unless otherwise stated or the context otherwise requires.

ii

ABOUT THIS PROSPECTUS

This prospectus is part of a “shelf” registration statement that we have filed with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”). By using a shelf registration statement, we may sell, at any time and from time to time, in one or more offerings, the debt securities described in this prospectus.

This prospectus only provides you with a general description of the debt securities we may offer. Each time we sell debt securities, we will provide a prospectus supplement that contains specific information about the terms of those debt securities. The prospectus supplement may also add, update or change information contained in this prospectus. You should read this prospectus and any applicable prospectus supplement together with the additional information described below under the headings “Where You Can Find More Information” and “Information Incorporated by Reference”.

THE COMPANY

We are a leader in industrial automation and information. We bring the Connected Enterprise to life by integrating control and information across the enterprise to help industrial companies and their people become more productive. Our brand promise of Expanding Human Possibility emphasizes the central role that people play in advanced manufacturing, and underscores our focus on ways we maximize performance, foster innovation and deliver value. We continue the business founded as the Allen-Bradley Company in 1903. The privately-owned Allen-Bradley Company was a leading North American manufacturer of industrial automation equipment when the former Rockwell International Corporation (“RIC”) purchased it in 1985. We were incorporated in Delaware in connection with a tax-free reorganization completed on December 6, 1996, pursuant to which we divested our former aerospace and defense business to The Boeing Company. In the reorganization, RIC contributed all of its businesses, other than the aerospace and defense business, to us and distributed all of our capital stock to RIC’s shareowners. Boeing then acquired RIC.

Our principal executive offices are located at 1201 South Second Street, Milwaukee, Wisconsin 53204, and our telephone number at that location is (414) 382-2000.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information, including the registration statement of which this prospectus is a part and exhibits to the registration statement, with the SEC. The SEC maintains an Internet web site that contains reports, proxy and information statements and other information regarding issuers, including us, that file electronically with the SEC. The public can obtain any documents that we file electronically with the SEC at https://www.sec.gov. Information about us, including our SEC filings, is also available free of charge on our Internet web site at https://www.rockwellautomation.com. Please note, however, that we have not incorporated any documents or information by reference from our Internet Web site, other than the documents and information listed below under the heading “Information Incorporated by Reference”.

INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” in this prospectus the information in other documents that we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, and information in documents that we file later with the SEC will automatically update and supersede information contained in documents filed earlier with the SEC or contained in this prospectus or a prospectus supplement. Any information so updated or superseded will not constitute a part of this prospectus, except as so updated or superseded. We incorporate by reference in this prospectus the documents listed below and any future filings that we may make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended, prior to the termination of the offering under this prospectus:

•	our Annual Report on Form 10-K for the year ended September 30, 2018;

•	our Current Report on Form 8-K dated October 16, 2018;

•	our Current Report on Form 8-K dated November 2, 2018;

•	our Current Report on Form 8-K dated November 15, 2018; and

•	all information in our proxy statement filed with the SEC on December 21, 2017 to the extent incorporated by reference in our Annual Report on Form 10-K for the year ended September 30, 2017.

Notwithstanding the foregoing, we are not incorporating any document or information furnished and not filed in accordance with SEC rules. To obtain copies of these filings, see “Where You Can Find More Information” above. You may also obtain a copy of any or all of the documents incorporated by reference into this prospectus (not including exhibits to the documents unless the exhibits are specifically incorporated by reference into the documents) at no cost to you by writing or telephoning us at the following address:

Rockwell Automation, Inc.

1201 South Second Street

Milwaukee, Wisconsin 53204

Attention: Office of the Secretary

(414) 382-8499

FORWARD-LOOKING STATEMENTS

This prospectus, any prospectus supplements and the documents and information incorporated by reference into this prospectus contain statements (including certain projections and business trends) that are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Words such as “believe”, “estimate”, “project”, “plan”, “expect”, “anticipate”, “will”, “intend” and other similar expressions may identify forward-looking statements. Actual results may differ materially from those projected as a result of certain risks and uncertainties, many of which are beyond our control, including but not limited to:

•

macroeconomic factors, including global and regional business conditions, the availability and cost of capital, commodity prices, the cyclical nature of our customers’ capital spending, sovereign debt concerns and currency exchange rates;

•	laws, regulations and governmental policies affecting our activities in the countries where we do business, including those related to tariffs, taxation, and trade controls;

•	the successful development of advanced technologies and demand for and market acceptance of new and existing hardware and software products;

•	the availability, effectiveness and security of our information technology systems;

•	competitive hardware and software products, solutions and services and pricing pressures, and our ability to provide high quality products, solutions and services;

•	disruptions to our distribution channels or the failure of distributors to develop and maintain capabilities to sell our products;

•	a disruption of our business due to natural disasters, pandemics, acts of war, strikes, terrorism, social unrest or other causes;

•	our ability to manage and mitigate the risk related to security vulnerabilities and breaches of our products, solutions and services;

•	intellectual property infringement claims by others and the ability to protect our intellectual property;

•	the uncertainty of claims by taxing authorities in the various jurisdictions where we do business;

•	our ability to attract, develop, and retain qualified personnel;

•	the uncertainties of litigation, including liabilities related to the safety and security of the hardware and software products, solutions and services we sell;

•	our ability to manage and mitigate the risks associated with our solutions and services businesses;

•	the successful integration and management of acquired businesses and technologies;

•	risks associated with our investment in common stock of PTC Inc., including the potential for volatility in our reported quarterly earnings associated with changes in the market value of such stock;

•	our ability to manage costs related to employee retirement and health care benefits; and

•	other risks and uncertainties, including but not limited to those detailed from time to time in our SEC filings.

These forward-looking statements reflect our beliefs as of the date of filing this prospectus. We undertake no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

RISK FACTORS

Investing in our debt securities involves risks. Before making a decision to invest in our debt securities, you should carefully consider the risks described under “Risk Factors” in Item 1A of our Annual Report on Form 10-K for the year ended September 30, 2018, filed with the SEC on November 9, 2018, which is incorporated by reference in this prospectus. You should also consider the risk factors described in any accompanying prospectus supplement or any documents we incorporate by reference in the future. For more information, see “Where You Can Find More Information” above. These risks could materially and adversely affect our business, results of operation and financial condition and could result in a partial or complete loss of your investment in our debt securities.

USE OF PROCEEDS

Unless otherwise specified in a prospectus supplement accompanying this prospectus, we anticipate that the net proceeds from sales of the debt securities offered by this prospectus will be used for general corporate purposes. General corporate purposes may include repayment of debt, acquisitions, investments, additions to working capital, share repurchases, capital expenditures and advances to or investments in our subsidiaries. Net proceeds may be temporarily invested before use.

DESCRIPTION OF DEBT SECURITIES

The debt securities offered by this prospectus may be issued under an indenture dated as of December 1, 1996 between us and The Bank of New York Mellon Trust Company, N.A. (formerly known as The Bank of New York Trust Company, N.A., as successor to Mellon Bank, N.A.), as trustee. We have summarized certain provisions of the indenture below. The summary is not complete and is qualified in its entirety by reference to the indenture. The indenture has been incorporated by reference as an exhibit to the registration statement for these securities that we have filed with the SEC. In addition to the December 1, 1996 indenture described below, we may issue debt securities pursuant to another indenture or indentures to be entered into after the date of this prospectus. If we elect to issue debt securities under another indenture, we will file a copy of that indenture as an exhibit to the registration statement of which this prospectus is a part.

When we offer to sell a particular series of debt securities, we will describe the specific terms of the securities in a supplement to this prospectus. The prospectus supplement will also indicate whether the general terms and provisions described in this prospectus apply to a particular series of debt securities.

You should carefully read the summary below, the applicable prospectus supplements and the provisions of the indenture that may be important to you.

General

The indenture does not limit the amount of debt securities that we may issue. We may issue debt securities up to an aggregate principal amount as we may authorize from time to time in one or more series. Under the indenture, we may issue debt securities with terms different from those of debt securities that we have previously issued. We may issue additional amounts of a series of debt securities without the consent of the holders of that series. The different series of debt securities issued under the indenture may have different dates for payments, different rates of interest and be denominated in different currencies.

The applicable prospectus supplement will describe the terms of any series of debt securities being offered, including the following:

•	the title of the debt securities;

•	any limit on the aggregate principal amount of the debt securities and any limit on the aggregate principal amount of debt securities of a series;

•	if other than U.S. dollars, the currency or currencies in which the debt securities are denominated or payable and the manner for determining the equivalent amount in U.S. dollars;

•	the date or dates on which the principal of (and premium, if any, on) the debt securities will be payable, or the method used to determine or extend those dates;

•

any interest rate on the debt securities, any date from which interest will accrue, any interest payment dates and regular record dates for interest payments, or the method used to determine any of the foregoing, and the basis for calculating interest if other than a 360-day year of twelve 30-day months;

•

the place or places where payments on the debt securities will be payable, where the debt securities may be delivered for registration of transfer or exchange and where notices and demands may be served or published;

•	any provisions for redemption of the debt securities at our option;

•	any provisions that would obligate us to redeem or purchase the debt securities pursuant to any sinking fund or analogous provisions or at the option of a holder;

•

the denominations in which we will issue the debt securities, if other than $1,000 or any integral multiple thereof in the case of registered securities and $10,000 or any integral multiple thereof in the case of bearer securities;

•	the portion of the principal amount of the debt securities that will be payable if the maturity of the debt securities is accelerated, if other than the principal amount;

•	whether we will issue the debt securities as registered securities, bearer securities or both, with or without coupons or both, and other terms with respect to bearer securities;

•	whether we will issue the debt securities in the form of global securities, the depositary for global securities and provisions for exchanging debt securities;

•

whether we will pay any additional amounts on the debt securities in respect of any tax, assessment or governmental charge and, if so, whether we will have the option to redeem the debt securities rather than pay those additional amounts;

•	any provision that would determine payments on the debt securities by reference to an index;

•	the person to whom we will pay any interest on the debt securities, if other than the person in whose name the debt securities are registered on the regular record date;

•	any events of default or covenants in addition to those in the indenture;

•	the application of any defeasance provisions to the debt securities;

•	the designation of the initial exchange rate agent, if applicable;

•	the identity of the trustee, authenticating agent, security registrar and/or paying agent, if other than the trustee;

•	any interest rate reset and extension provisions applicable to the debt securities; and

•	any other terms of the debt securities.

We may sell the debt securities, including original issue discount securities, at a substantial discount below their stated principal amount. If there are any special U.S. federal income tax considerations or other special considerations applicable to debt securities we sell at an original issue discount, we will describe them in a prospectus supplement. In addition, we will describe in the prospectus supplement any special U.S. federal income tax considerations and any other special considerations for any debt securities we sell which are denominated in a currency or currency unit other than U.S. dollars.

Unless we indicate otherwise in the applicable prospectus supplement, the debt securities will be unsecured and will rank on a parity with all of our other unsecured and unsubordinated indebtedness. The indenture does not limit other indebtedness or securities which we may incur or issue. The indenture does not contain financial or similar restrictions on us, except as described under “—Covenants”. Other than the protections which may otherwise be afforded holders of debt securities as a result of the operation of the covenants described under “—Covenants” below or as may be made applicable to the debt securities as described in the applicable prospectus supplement, there are no covenants or other provisions that may afford holders of debt securities protection if there is a leveraged buyout or other highly leveraged transaction involving us or any similar occurrence.

Form, Denominations, Registration, Transfer and Exchange

We may issue debt securities of a series as registered securities, bearer securities or as both registered securities and bearer securities. Unless we indicate otherwise in the applicable prospectus supplement, we will issue registered securities denominated in U.S. dollars in multiples of $1,000 and bearer securities denominated in U.S. dollars in multiples of $10,000. The indenture provides that debt securities of a series may be issuable in global form. See “—Global Securities” below. Unless otherwise indicated in the applicable prospectus supplement, bearer securities (other than global securities) will have interest coupons attached.

Registered securities of any series are exchangeable for other registered securities of the same series of any authorized denominations, of like aggregate principal amount, tenor and terms. In addition, if debt securities of any series are issuable as both registered securities and bearer securities, the holder may request, subject to applicable laws and the terms of the indenture, that bearer securities (with all unmatured coupons, except as provided below, and all matured coupons in default) of the series be exchangeable into registered securities of the same series of any authorized denominations and of like aggregate principal amount, tenor and terms. Bearer securities surrendered in exchange for registered securities of the same series between the close of business on a regular record date or a special record date and the relevant date for payment of interest will be surrendered without the coupon relating to the date for payment of interest, and interest will not be payable in respect of the registered security issued in exchange for the bearer security, but will be payable to the holder of the coupon when due in accordance with the terms of the indenture. Except as we specify in the applicable prospectus supplement, we will not otherwise issue bearer securities in exchange for registered securities.

In connection with its original issuance, no bearer security may be delivered to any location in the United States and, unless otherwise specified in the applicable prospectus supplement, a bearer security may be delivered in connection with its original issuance only if the person entitled to receive the bearer security furnishes written certification in the form required by the indenture.

Debt securities may be presented for exchange as provided above, and registered securities may be presented for registration of transfer (duly endorsed or accompanied by a satisfactory written instrument of transfer), at the office of the security registrar or at the office of any transfer agent we designate for that purpose with respect to that series of debt securities, without service charge and upon payment of any taxes and other governmental charges. If the prospectus supplement refers to any transfer agent (in addition to the security registrar) we initially designated with respect to any series of debt securities, we may at any time rescind the designation of the transfer agent or approve a change in the location through which the transfer agent (or security registrar) acts, except that, if debt securities of a series are issuable as registered securities, we will maintain a transfer agent in each place of payment for the series. In addition, if debt securities of a series are issuable as bearer securities, we will maintain (in addition to the security registrar) a transfer agent in a place of payment for the series located outside the United States. We may at any time designate additional transfer agents with respect to any series of debt securities.

In the event of any redemption, we will not be required to:

•

issue, register the transfer of or exchange debt securities of any series during a period of 15 days before any selection of debt securities of that series to be redeemed and ending at the close of business on:

•	if debt securities of the series are issuable only as registered securities, the day of mailing of the relevant notice of redemption; and

•

if debt securities of the series are issuable as bearer securities, the day of the first publication of the relevant notice of redemption or, if debt securities of the series are also issuable as registered securities and there is no publication, the mailing of the relevant notice of redemption;

•	register the transfer of or exchange any registered security so selected for redemption in whole or in part, except the unredeemed portion of any registered security being redeemed in part; or

•

exchange any bearer security selected for redemption, provided that the bearer security may be exchanged for a registered security of like tenor and terms of that series if the registered security is simultaneously surrendered for redemption.

Global Securities

We may issue the debt securities of a series in whole or in part in the form of one or more global securities that we will deposit with, or on behalf of, a depositary that we identify in the prospectus supplement and registered in the name of the depositary or the depositary’s nominee. We may issue global securities in fully registered or bearer form and in either temporary or permanent form.

We anticipate that the following provisions will generally apply to depository arrangements. We will describe in the prospectus supplement the specific terms of the depository arrangement with respect to a series of debt securities and whether all or any part of the debt securities will be issued in the form of one or more global securities.

Unless and until it is exchanged in whole or in part for individual debt securities, a holder of a global security may not transfer it except as a whole between the depositary for the global security and the depositary’s nominee or by the depositary or any nominee to a successor of the depositary or a nominee of the successor.

Upon the issuance of a global security, the depositary for the global security or its nominee will credit on its book-entry registration and transfer system the respective principal amounts of the individual debt securities represented by the global security to the accounts of persons that have accounts with the depositary (those persons with accounts with the depositary are referred to in this prospectus as participants). These accounts will be designated by the underwriters, dealers or agents with respect to the debt securities or us if we offer and sell the debt securities directly. Ownership of beneficial interests in a global security will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in the global security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the applicable depositary or its nominee (with respect to interests of participants) and records of participants (with respect to interests of persons who hold through participants). The laws of some states require that certain purchasers of securities take physical delivery of securities in definitive form. These limits and laws may impair the ability to own, pledge or transfer beneficial interests in a global security.

So long as the depositary for a global security or its nominee is the registered owner of the global security, the depositary or its nominee, as the case may be, will be considered the sole owner or holder of the debt securities represented by the global security for all purposes under the indenture. Except as provided below, owners of beneficial interests in a global security will not be entitled to have any of the individual debt securities of the series represented by the global security registered in their names, will not receive or be entitled to receive physical delivery of the debt securities of the series in definitive form and will not be considered the owners or holders of debt securities under the indenture.

Payments on individual debt securities represented by a global security registered in the name of a depositary or its nominee will be made to the depositary or its nominee, as the case may be, as the registered owner of the global security representing the debt securities. Neither we nor the trustee, any paying agent or the security registrar for the debt securities or any agent, underwriter or dealer through which the debt securities are offered or sold will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the global security for the debt securities or for maintaining, supervising or reviewing any records relating to the beneficial ownership interests.

We expect that the depositary for a series of debt securities or its nominee, upon receipt of any payment in respect of a permanent global security representing any of the debt securities, immediately will credit the participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global security for the debt securities as shown on the records of the depositary or its nominee. We also expect that payments by participants to owners of beneficial interests in the global security held through the participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in “street name”. These payments will be the responsibility of the participants.

If a depositary for a series of debt securities is at any time unwilling, unable or ineligible to continue as depositary and we do not appoint a successor depositary within 90 days, we will issue individual debt securities of the series to participants in exchange for the global security representing the series of debt securities. In addition, we may, at any time and in our sole discretion, subject to any limitations described in the prospectus supplement relating to the debt securities, determine not to have any debt securities of the series represented by one or more global securities. In that event, we will issue individual debt securities of the series to participants in exchange for the global security or securities representing the series of debt securities.

Payment and Paying Agents

Unless otherwise provided in the applicable prospectus supplement, the place of payment for a series of debt securities issuable solely as registered securities will be New York, New York and we have designated an office of the trustee for this purpose. At our option, we may pay interest on registered securities to the person entitled to the interest by:

•	check mailed to the address of the person that appears in the security register; or

•	transfer to an account located in the United States maintained by the person that is specified in the security register.

Unless otherwise provided in the applicable prospectus supplement, we will pay any installment of interest on registered securities to the person in whose name the registered security is registered at the close of business on the regular record date for the interest payment.

We may from time to time designate additional offices or agencies for payment with respect to any debt securities, approve a change in the location of any of the offices or agencies and rescind the designation of any of the offices or agencies.

Unless otherwise provided in the applicable prospectus supplement, we will make all payments on any debt security that is payable in a currency other than U.S. dollars in U.S. dollars if that currency:

•

ceases to be used both by the government of the country that issued the currency and by a central bank or other public institution of or within the international banking community for the settlement of transactions; or

•	is any currency unit (or composite currency) and ceases to be used for the purposes for which it was established.

All moneys deposited with the trustee or any paying agent or held for the payment on any debt security or any related coupon that remains unclaimed at the end of two years after the payment is due and payable will, at our request, be repaid to us, in which case the holder of the debt security or any related coupon will look only to us for that payment.

Covenants

Limitations on Liens.

We and our restricted subsidiaries may not create, incur, assume or suffer to exist any secured debt without equally and ratably securing the outstanding debt securities. These restrictions will not apply to:

•	secured debt existing at December 1, 1996, the date of the indenture;

•

liens on property acquired or constructed after December 1, 1996 and created at the time of, or within twelve months after, the acquisition or the completion of the construction to secure all or any part of the purchase price of the property or the cost of the construction;

•	mortgages on property created within twelve months of completion of construction of a new plant or plants on the property to secure all or part of the cost of the construction;

•	liens on property existing at the time the property is acquired;

•	liens on stock acquired after December 1, 1996 if the aggregate cost of all stock subject to those liens does not exceed 10% of our shareowners’ equity;

•	liens securing indebtedness of a successor corporation of ours to the extent the successor is permitted by the indenture;

•	liens securing indebtedness of a restricted subsidiary outstanding at the time it became a restricted subsidiary;

•	liens securing indebtedness of any person outstanding at the time it is merged with or substantially all its properties are acquired by us or any of our restricted subsidiaries;

•	liens on property or on the outstanding shares or indebtedness of a corporation existing at the time the corporation becomes a restricted subsidiary;

•

liens created, incurred or assumed in connection with an industrial revenue bond, pollution control bond or similar financing arrangement with any federal, state or municipal government or other governmental body or agency;

•	extensions, renewals or replacements of the foregoing permitted liens to the extent of the original amounts thereof;

•	liens in connection with government and certain other contracts;

•	certain liens in connection with taxes or legal proceedings;

•	certain other liens not related to the borrowing of money; and

•	liens in connection with sale and lease-back transactions as described under “—Limitations on Sale and Lease-Back”.

In addition, we and our restricted subsidiaries may have secured debt without equally and ratably securing the outstanding debt securities if the sum of:

•	the amount of the secured debt, plus

•	the aggregate value of sale and lease-back transactions (subject to certain exceptions) described under “—Limitations on Sale and Lease-Back”,

does not exceed 10% of our shareowners’ equity.

Limitations on Sale and Lease-Back.

We and our restricted subsidiaries may not enter into sale and lease-back transactions unless:

•

we or our restricted subsidiaries are entitled to incur secured debt equal to the amount realizable upon the sale or transfer secured by a mortgage on the property to be leased without equally and ratably securing the outstanding debt securities;

•	an amount equal to the greater of net proceeds of the sale or fair value of the property sold as determined by our Board of Directors is applied within 180 days of the transaction:

•	to the retirement of consolidated funded debt or indebtedness of ours or any of our restricted subsidiaries that was funded debt at the time it was created; or

•	to the purchase of other principal property having a value at least equal to the greater of the amounts; or

•

the sale and lease-back transaction involved was an industrial revenue bond, pollution control bond or similar financing arrangement with any federal, state, municipal government or other governmental body or agency.

Certain Limitations on Mergers.

We may not consolidate with or merge into any other corporation, or convey or transfer our properties and assets substantially as an entirety to any other person, unless:

•

the surviving entity formed by the consolidation or into which we merge or that acquires our properties and assets substantially as an entirety is a corporation organized and validly existing under the laws of the United States, or any state in the United States, and, by supplemental indenture, assumes our obligations under the indenture and the debt securities;

•	after giving effect to the transaction, no default or event of default will have occurred and be continuing under the indenture; and

•	we deliver to the trustee an officers’ certificate and an opinion of counsel, each stating that the transaction and the supplemental indenture comply with the indenture.

If we consolidate with or merge into any other entity or we transfer our property and assets substantially as an entirety to any other entity, the successor entity will be substituted as obligor under the indenture and thereafter we will be relieved of all obligations and covenants under the indenture and the debt securities. The indenture also provides that if we consolidate with or merge into any other entity or we transfer our property and assets substantially as an entirety to any other entity, and as a result any principal property owned by us or a restricted subsidiary would become subject to any mortgage or lien not otherwise permitted by the indenture, we will, prior to the transaction, secure the debt securities, equitably and ratably with any of our other indebtedness then entitled to be so secured, by a direct lien on the principal and certain other properties.

Certain Definitions.

The following are definitions of some terms used in the above description. We refer you to the indenture for a full description of all of these terms, as well as any other terms used for which no definition is provided

“Funded debt” means:

•	indebtedness for money borrowed having a maturity of more than 12 months;

•	lease rentals that appear on the balance sheet of the obligor as a liability that is not current; and

•	the higher of the par value or liquidation value of preferred stock of any of our restricted subsidiaries that is not wholly-owned by us or any of our wholly-owned restricted subsidiaries;

provided that funded debt will not include indebtedness of ours if the indebtedness is subordinated to the debt securities issued under the indenture.

“Principal property” includes any real property (including buildings and other improvements) of ours or any of our restricted subsidiaries, owned at or acquired after December 1, 1996 (other than any pollution control facility, cogeneration facility or small power production facility acquired after the date of the indenture), which:

•	has a book value in excess of 5% of shareowners’ equity; and

•	in the opinion of our Board of Directors is of material importance to the total business conducted by us and our restricted subsidiaries as a whole.

“Restricted subsidiary” means any of our subsidiaries that is not an unrestricted subsidiary. “Unrestricted subsidiary” means any of our subsidiaries that we designate as an unrestricted subsidiary. We may from time to time designate any restricted subsidiary as an unrestricted subsidiary and any unrestricted subsidiary as a restricted subsidiary; provided that

•

we may not designate a subsidiary as an unrestricted subsidiary unless at the time of the designation the subsidiary does not own, directly or indirectly, any capital stock of any restricted subsidiary or any funded debt or secured debt of ours or any of our restricted subsidiaries; and

•	we may not designate a subsidiary as restricted or unrestricted unless, immediately after the designation, no default or event of default shall exist.

Unrestricted subsidiaries are not restricted by the various provisions of the indenture applicable to restricted subsidiaries, and the debt of unrestricted subsidiaries will not be consolidated with our debt and the debt of our restricted subsidiaries in calculating consolidated funded debt under the indenture.

“Sale and lease-back transaction” means, subject to certain exceptions, sales or transfers of any principal property owned by us or any of our restricted subsidiaries which has been in full operation for more than 180 days prior to the sale or transfer, where we or our restricted subsidiaries have the intention of leasing back the property for more than 36 months but discontinuing the use of the property on or before the expiration of the term of the lease.

“Secured debt” means indebtedness for money borrowed (other than indebtedness among us and our restricted subsidiaries), which is secured by a mortgage or other lien on any principal property of ours or any of our restricted subsidiaries or a pledge of, lien on or other security interest in the stock or indebtedness of any of our restricted subsidiaries.

“Shareowners’ equity” means, at any date of computation, the aggregate of capital stock, capital surplus and earned surplus, after deducting the cost of shares of our capital stock held in treasury, of ours and our restricted subsidiaries, as consolidated and determined in accordance with generally accepted accounting principles.

Defeasance and Covenant Defeasance

The applicable prospectus supplement will state if any defeasance provisions apply to any series of debt securities offered by this prospectus.

Defeasance.

If the defeasance provision applies to a series of the debt securities, we will be discharged from any and all obligations (other than those described below) in respect of the debt securities of the series upon irrevocable deposit with the trustee, in trust, of money or U.S. government securities or a combination of money and U.S. government securities that provide money in an amount sufficient to pay and discharge:

•

the principal of (and premium, if any) and each installment of principal of (and premium, if any) and interest, if any, on the series of debt securities on the stated maturity of the principal or installment of principal or interest, if any; and

•

any mandatory sinking fund payments or analogous payments applicable to debt securities of that series on the day on which the payments are due and payable in accordance with the terms of the indenture and the debt securities of that series.

We will, however, not be discharged from obligations in respect of the debt securities to:

•	register the transfer and exchange of the debt securities;

•	replace mutilated, destroyed, lost or stolen debt securities;

•	compensate, reimburse and indemnify the trustee;

•	maintain an office or agency with respect to the debt securities; and

•	hold moneys for payment in trust.

The trust described above may be established only if, among other things, we have delivered to the trustee an opinion of counsel to the effect that the beneficial owners of the applicable series of debt securities will not recognize income, gain or loss for federal income tax purposes as a result of the deposit, defeasance and discharge and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if the deposit, defeasance and discharge had not occurred. The opinion must refer to or be based upon a ruling of the Internal Revenue Service or a change in applicable federal income tax law occurring after the date of the indenture. In the event of any deposit and discharge, the holders of the debt securities would then be entitled to look only to the trust fund for payment of principal of (and premium, if any) and interest, if any, on the debt securities.

Covenant Defeasance.

If the covenant defeasance provision applies to a series of the debt securities, we may omit to comply with certain covenants, including those described under “—Covenants—Limitations on Liens” and “—Covenants—Limitations on Sale and Lease-Back” above, upon irrevocable deposit with the trustee, in trust, of money or U.S. government securities or a combination of money and U.S. government securities that provide money in an amount sufficient to pay and discharge:

•

the principal of (and premium, if any) and each installment of principal of (and premium, if any) and interest, if any, on the series of debt securities on the stated maturity of the principal or installment of principal or interest, if any; and

•

any mandatory sinking fund payments or analogous payments applicable to debt securities of that series on the day on which the payments are due and payable in accordance with the terms of the indenture and the debt securities of that series.

Thereafter, any noncompliance with the covenants described above will not be deemed to be an event of default under the indenture and the debt securities of that series, and our obligations under the indenture and the debt securities of that series (other than with respect to the covenants referred to above) will remain in full force and effect.

The trust described above may be established only if, among other things, we have delivered to the trustee an opinion of counsel to the effect that the beneficial owners of the applicable series of debt securities will not recognize income, gain or loss for federal income tax purposes as a result of the deposit and defeasance of the obligations and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if the deposit and defeasance had not occurred.

Modification of Indenture and Waiver of Certain Covenants

Without the consent of the holders of the debt securities of each series affected, we and the trustee may execute a supplemental indenture for limited purposes, including adding to our covenants or events of default, curing ambiguities, appointing a successor trustee and other changes that do not adversely affect the rights of a holder of debt securities.

With the consent of the holders of at least a majority in principal amount of the outstanding debt securities of each series affected, we and the trustee may also execute a supplemental indenture to change the indenture or modify the rights of the holders of debt securities of any series, but, without the consent of the holder of each outstanding debt security affected, a supplemental indenture may not, among other things:

•	change the maturity of principal or interest, if any, on any debt security;

•	reduce the principal amount of or the rate of interest, if any, on any debt security or any premium payable on redemption; or

•	reduce the percentage of holders of debt securities of that series whose consent is required to authorize any supplemental indenture.

The holders of a majority in principal amount of outstanding debt securities of any series may waive our compliance with certain covenants in the indenture with respect to debt securities of that series.

The indenture provides that in determining whether the holders of the required principal amount of outstanding debt securities of any series have given any request, demand, authorization, direction, notice, consent or waiver or whether a quorum is present at a meeting of holders of debt securities:

•	the principal amount of an original issue discount security deemed outstanding will be the amount of the principal due and payable upon acceleration of the maturity of the security;

•	the principal amount of any indexed security deemed outstanding will be the principal face amount of the indexed security at original issuance unless otherwise provided by the indenture;

•	the principal amount of a security denominated in one or more foreign currencies will be deemed to be the U.S. dollar equivalent; and

•	securities owned by us or any other obligor upon the securities or any affiliate of ours or of the obligor will be disregarded and deemed not to be outstanding.

Defaults and Certain Rights on Default

An event of default with respect to any series of debt securities is defined as being any of the following events and any other events that are established for the debt securities of the series:

•	default for 30 days in payment of any interest on the debt securities of the series;

•	default in payment of principal of and premium, if any, on the debt securities of the series at maturity;

•	default for 5 days in payment of any sinking fund payment with respect to debt securities of the series;

•	default for 90 days after notice in performance of any other covenant in the indenture; or

•	certain events of bankruptcy, insolvency, receivership or reorganization relating to us.

An event of default with respect to debt securities of a particular series does not necessarily constitute an event of default with respect to any other series. We are required to deliver to the trustee annually a written statement as to the fulfillment of our obligations under the indenture. If an event of default occurs and is continuing with respect to any series of debt securities, the trustee or the holders of at least 25% in principal amount of outstanding debt securities of the series may declare the principal of all the debt securities of the series to be due and payable. The holders of a majority in principal amount of outstanding debt securities of the series may, under certain circumstances, rescind that declaration.

Subject to the provisions of the indenture relating to the duties of the trustee if an event of default occurs and is continuing, the trustee is under no obligation to exercise any of the rights or powers under the indenture at the request or direction of any of the holders of debt securities, unless those holders of debt securities offer to the trustee reasonable security or indemnity.

Subject to the provisions for indemnification and certain limitations contained in the indenture, the holders of a majority in principal amount of outstanding debt securities of any series have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to debt securities of the series.

The holders of a majority in principal amount of outstanding debt securities of any series may, in certain cases, waive any past default with respect to debt securities of the series except a default in payment of principal of, or premium, if any, or interest on any of the debt securities of the series.

Governing Law

New York law governs the indenture and the debt securities.

Concerning the Trustee

In the ordinary course of business, we and our affiliates maintain various commercial, banking and service relationships with The Bank of New York Mellon Trust Company, N.A., the trustee under the indenture, and its affiliates. In particular, affiliates of the trustee act as a lender under our credit facility and act as a trustee under, and provide investment management and other services in connection with, certain of our employee benefit plans.

PLAN OF DISTRIBUTION

We may sell the debt securities offered by this prospectus through agents, through underwriters or dealers, directly to one or more purchasers, or through a combination of any of these methods of sale. We will identify the specific plan of distribution, including any underwriters, dealers or agents and their compensation in a prospectus supplement.

VALIDITY OF DEBT SECURITIES

The validity of the debt securities offered by this prospectus has been passed on for us by Norton Rose Fulbright US LLP, 1301 Avenue of the Americas, New York, New York 10019, and if the debt securities are being distributed in an underwritten offering, the validity of the debt securities will be passed on for the underwriters by their own counsel, who will be named in the prospectus supplement.

EXPERTS

The consolidated financial statements and the related financial statement schedule, incorporated in this prospectus by reference from our Annual Report on Form 10-K for the year ended September 30, 2018, and the effectiveness of our internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference. Such consolidated financial statements and financial statement schedule have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

$1,000,000,000

Rockwell Automation, Inc.

$425,000,000 3.500% Notes due 2029

$575,000,000 4.200% Notes due 2049

Prospectus Supplement

Joint Book-Running Managers

BofA Merrill Lynch	Goldman Sachs & Co. LLC	Wells Fargo Securities

Senior Co-Managers

BMO Capital Markets	BNY Mellon Capital Markets, LLC	Citigroup	Deutsche Bank Securities

Loop Capital Markets	PNC Capital Markets LLC	TD Securities	US Bancorp

Co-Managers

Comerica Securities	ING